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                                                                 EXHIBIT 10.5(d)


                   AGREEMENT TO EXCHANGE SHARES FOR RSU's AND
                             DEFER RECEIPT OF SHARES

Fill in all of the following blanks with respect to your election to exchange shares of restricted stock for restricted stock units ("RSU's") (as defined below) and thereby defer receipt of shares under the 1992 Restricted Stock Incentive Plan, as amended. Please print. Complete a separate Agreement for each amount of shares covered by a performance period that is subject to accelerated vesting for which you elect to defer.

Date: ________________

Performance Period Ending: ____________________

                                         To be completed by Personnel Division:
                                         Effective Date: ___________________

Number of Restricted Shares Covered by this
Deferral Election:  ______________ (See Paragraph 8 below.)

Date of Distribution:_______________________________________________________
                             (See Paragraph 6 below for instructions.)

Beneficiary designation:_____________________________________________________
                                 (See Paragraphs 13 and 14 below.)

Dividend equivalents:________________________________________________________
                           (Insert "Pay Now" [See Paragraph 16 below]
                               or "Defer" [See Paragraph 11 below].)

         This Agreement is made and entered into as of the date stated above by and between the individual named above (the "Participant") and First Tennessee National Corporation (the "Corporation").

                                   WITNESSETH

         WHEREAS, the Corporation has established a deferral program (the "Program") for certain employees of the Corporation and its subsidiaries who are participants in the Corporation's 1992 Restricted Stock Incentive Plan, as amended (the "Plan"), pursuant to which the grantee of an award under the Plan who meets the eligibility requirements of the Program and who complies with the terms and conditions of the Program is permitted to elect to exchange shares of restricted stock for restricted stock units and thereby defer receipt of shares and defer recognition of income for federal income tax purposes; and

         WHEREAS, Participant desires to make a deferral election under the Program;

         NOW, THEREFORE, in consideration of the promises made herein, Participant and the Corporation do agree as follows:

         1. Subject to the terms and conditions of the Program described below, Participant hereby irrevocably elects to exchange the number of shares of restricted stock identified above for





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            restricted stock units ("RSU's") and hereby defer receipt of shares for the period of time specified, and the Corporation agrees to deliver to Participant at the time specified the shares whose receipt has been deferred (adjusted to reflect any stock splits and stock dividends as described below) and an amount of cash equivalent to the dividends that would have been paid after the Effective Date (defined below) and prior to the Date of Distribution (defined below) had Participant not made a deferral election and continued to own the shares during the period specified plus interest on such dividend equivalents at a 10-year Treasury rate of interest, all as described below.

         2. Participant must meet one of the following requirements: (a) Participant must have received an award under Section 5 of the Plan, at least some of the restrictions on which had not lapsed as of December 15, 1998 or (b) Participant must have received an award under Section 5 of the Plan after December 15, 1998 and Participant's restricted stock agreement ("Restricted Stock Agreement") provides that Participant may elect to defer under the Plan with respect to such award.

         3. The Effective Date of this Agreement must occur before restrictions are scheduled to lapse on the Restricted Shares specified above and must be at least any minimum number of days before restrictions are scheduled to lapse that is required by the Committee.

         4. Participants must tender certificates for the shares of restricted stock with respect to which this Agreement is being entered into at the time the Agreement is tendered, if the shares are not held in book-entry format by the Corporation's transfer agent. Participant agrees to execute any form that may be required by the transfer agent with respect to book-entry or certificated shares.

         5. The Effective Date of the deferral election is the close of business on the business day on which the Manager of the Personnel Division, or her designee, receives the deferral election and, if the shares of restricted stock are not held in book-entry format, certificates for the shares of restricted stock with any properly completed and executed stock powers that may be requested by the Personnel Division.

         6. Participant must select a deferral period, at the end of which shares whose receipt has been deferred and earnings thereon will be paid to Participant, subject to Paragraph 13 herein. The payment date is referred to herein as the "Date of Distribution." Participant may specify any future date, not to exceed actual retirement plus five years, as the Date of Distribution. Alternatively, Participant may specify payment to be made "on retirement" or "on retirement plus __ years and __ months." Under this alternative, the payment date may not exceed actual retirement plus five years. For all purposes hereof, the term "retirement" includes any retirement, whether it is a normal or an early retirement. If the Date of Distribution is not a business day, payment will be made on the next day that is a business day.

         7. Until the accelerated lapse date approved by the Committee, or if accelerated performance criteria are not met, until the date specified in the participant's Restricted Stock Agreement as the date on which restrictions on the Restricted Shares will lapse, RSU's will remain subject to forfeiture in the same manner as Restricted Shares would have remained subject to forfeiture under the provisions of the Plan and related Restricted Stock Agreement, except as is provided below in the event of death, disability, retirement, other termination of employment, or Change in Control. In other words, RSU's will be subject to restrictions identical to the restrictions on Restricted Shares, and restrictions on RSU's will lapse, if at





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            all, at the same time that restrictions on Restricted Shares would have lapsed had Participant not made a deferral election. If accelerated performance criteria have been met, then RSU's will be fully vested and not subject to forfeiture.

         8. Participant's deferral election must be for 100% percent of the shares of restricted stock with respect to which restrictions are scheduled to lapse if performance criteria are met for a performance period (generally 1/3 of the shares originally awarded). Participant may make a separate election for each of the three different accelerated performance criteria performance periods applicable to an award under the Plan, but any election must be for 100 percent of the shares with respect to which restrictions may lapse if performance criteria are met.

         9. Upon the Effective Date, a deferral account will be established by the Corporation, consisting of a subaccount reflecting RSU's and, unless Participant has elected to receive earnings attributable to RSU's currently, and not on a deferred basis, pursuant to Paragraph 16, a subaccount representing cash equal to the earnings credited to the account with respect to dividend equivalents and interest thereon. Participant's RSU subaccount will be credited with RSU's, based on the number of shares of restricted stock covered by this deferral election, with each RSU being equivalent to one share of the Corporation's common stock. Additional RSU's will be credited to participant's RSU subaccount at the time of payment of any stock split or stock dividend on the Corporation's common stock, in accordance with Paragraph 10 herein.

        10. Any stock split and stock dividend that is declared with respect to the Corporation's common stock having a payment date that occurs on or after the Effective Date and before the deferral period has terminated will result in a corresponding stock split or stock dividend being made with respect to the RSU's in Participant's deferral account with the result that Participant will be issued that number of shares of the Corporation's common stock at the termination of the deferral period that Participant would have owned had he or she received shares of restricted stock, without restriction, at the time of the lapsing of restrictions on the restricted stock had Participant not entered into this Agreement and had Participant then maintained ownership of such common stock through the payment date of the stock dividend or stock split.

        11. Earnings will be credited to Participant's cash subaccount and accrued on the RSU's as follows: on each date on which the Corporation pays a dividend on its shares of common stock, an amount equal to such dividend will be credited to Participant's account with respect to each RSU. Then, as of January 1st of each year, an additional amount will be credited to Participant's account to reflect earnings on the dividend equivalents from the time they were credited to the account for the prior plan year. The rate of earnings credited for the year will be the rate disclosed under the caption "Annualized Ten Year Treasury Rate" in the Federal Reserve Statistical Release in January of the year following the year with respect to which earnings are to be credited, and the amount will be computed by multiplying the dividend equivalent by the rate by a factor representing the fraction of the year (e.g., 100% for a January 1st dividend equivalent, 75% for an April 1st dividend equivalent, 50% for a July 1st dividend equivalent, and 25% for a October 1 dividend equivalent) remaining after the dividend equivalent was credited to Participant's account. Interest will compound as follows: for any cash credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash multiplied by the applicable ten year treasury rate factor. For the portion of the year in which a distribution from the deferral



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            account is made to Participant, earnings will be credited on any cash credited to the account during such year from the time such cash is credited through the date of distribution at the rate employed for the previous year.

        12. Payment from Participant's deferral account will be made in a single lump sum, computed as follows: with respect to Participant's RSU subaccount, one share of the Corporation's common stock will be paid to Participant for each RSU credited to such subaccount, and with respect to Participant's cash subaccount, cash in the amount credited to the subaccount will be paid to Participant.

        13. Payment from Participant's deferral account will be made to Participant (or, in the event of Participant's death, his or her beneficiary) only at the following times: (1) if restrictions on the RSU's have already lapsed at the time payment is scheduled to be made, then on the earliest to occur of the following dates: the date selected by Participant, the date of a Change in Control as defined in the Plan, or a date selected by the Corporation following Participant's death, disability, or termination of employment for any reason other than normal or early retirement that is no later than the last day of the month following the month in which there occurs the death, disability, or termination of employment of Participant for any reason other than normal or early retirement, or
            (2) if restrictions on the RSU's have not lapsed at the time payment is otherwise scheduled to be made and subject to the last two sentences of this Paragraph 13, then on the earliest to occur of the following dates: (i) the later of the date selected by Participant or the date restrictions on the RSU's lapse, if the shares have not been forfeited before such lapse date, (ii) the date of a Change in Control as defined in the Plan, or (iii) a date selected by the Corporation following Participant's death, or if the Committee approves, the participant's retirement or disability that is no later than the last day of the month following the month in which there occurs the death or, if the Committee has approved, the disability or retirement of Participant. The RSU's and any right to receive Restricted Shares without restrictions will be forfeited by Participant if there occurs a termination of the participant's employment prior to the lapsing of restrictions on RSU's or if Participant becomes disabled or retires prior to a lapsing of restrictions on RSU's and the Committee has not acted to approve payment to Participant in the event of disability or retirement. Notwithstanding a forfeiture of RSU's, the balance in Participant's cash subaccount within Participant's deferral account will be paid to Participant immediately following the occurrence of such a forfeiture.

        14. For any and all purposes of this Agreement and the Plan, Participant designates the person specified above as his/her beneficiary under the Plan.

        15. The Human Resources Committee is authorized to interpret and administer the Program and the terms and provisions of this Agreement.

        16. Participant is permitted to elect to receive earnings attributable to Participant's RSU subaccount currently, and not on a deferred basis, by indicating such an election on Participant's irrevocable deferred agreement. If such an election is made, Participant will receive in cash on each date on which the Corporation pays a dividend on its shares of common stock an amount equal to such dividend with respect to each RSU in Participant's RSU account. Such payment will be made in lieu of crediting any amount to Participant's cash subaccount pursuant to Paragraph 11 and Participant's cash subaccount will be deemed to be "zero" for all purposes of the Plan and this Agreement.





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         IN WITNESS WHEREOF, Participant has executed and the Corporation has caused its duly authorized officer to execute this Agreement, each as of the day and year first above written.

FIRST TENNESSEE NATIONAL CORPORATION


By:__________________________________                 _________________________
    Executive Vice President,                         Participant
    Division Manager Personnel,
    or other authorized signatory

Risk Statement:

If the fair market value of Corporation common stock drops below the fair market value on the Effective Date and does not recover before the end of the deferral period, a portion of the value of such shares will be lost. Thereafter, the value of such shares may increase or decrease further.

If Participant's employment terminates for a reason other than death, or if the Committee approves, disability or retirement, before the restrictions on the RSU's lapse, the right to receive shares at the end of the deferral period will be forfeited by Participant and canceled by the Corporation.





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